FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 27, 2006

HURCO NAMES MICHAEL P. MAZZA AS A NEW DIRECTOR

INDIANAPOLIS, INDIANA - September 27, 2006 - Hurco Companies, Inc. (NASDAQ Global Market: HURC)

Hurco Companies, Inc. (the “Company”) announces today that Michael P. Mazza has been appointed as a new Director of the Board for the Company effective September 27, 2006. Mr. Mazza has significant experience in the trial of intellectual property cases. Mr. Mazza is also experienced in the procurement, maintenance, enforcement, counseling and licensing of domestic and foreign intellectual property, including patents, trademarks, copyrights, trade secrets, unfair competition and related business torts. Mr. Mazza holds a Master's degree in Intellectual Property Law, and was with the nationally recognized intellectual property law firm of Niro, Scavone, Haller & Niro of Chicago for nearly 14 years before opening his own law firm. Mr. Mazza has not yet been named to a committee of the board of directors.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry. The end market for the company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy and Asia.

Web Site: www.hurco.com

Contact:   Hurco Companies, Inc.
Michael Doar
317-293-5309